Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of October 20, 2006, by and between Keane, Inc., a Massachusetts corporation with its principal place of business at 100 City Square, Boston, Massachusetts 02129 (“Keane” or the “Company”), and M. Glenn Giles (the “Executive”).  Keane and the Executive are referred to together herein as the “Parties.”

WHEREAS, Keane has offered employment to the Executive in the position of Senior Vice President, North American Regions and Verticals, and the Executive has accepted, both Parties desire to set forth in a written agreement the terms and conditions of the Executive’s employment by and services to the Company;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive agree as follows:

1.               Effective Date. The Effective Date of this Agreement is October 2, 2006.

2.               Employment Period.  Subject to the benefits described in Section 6, the Company retains the right to terminate the employment of the Executive at any time, including, without limitation, with or without notice and with or without Cause.

3.               Position and Duties.

a.                                       During his employment with Keane, the Executive shall serve as with the duties and responsibilities customarily assigned to the position of Senior Vice President, North American Regions and Verticals, and such other duties and responsibilities as the Board of Directors (the “Board”) or the Chief Executive Officer of the Company shall from time to time assign to the Executive.  The Executive shall report directly to the Chief Executive Officer of the Company.

b.                                      During his employment with Keane, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full business attention and time to the business and affairs of Keane and shall use his best efforts to carry out such responsibilities faithfully and efficiently, and in accordance with Keane policy and procedures. Subject to Company approval where required by applicable policy, it shall not be considered a violation of the foregoing for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions and (c) manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an employee of Keane in accordance with this Agreement.

c.                                       The Executive shall be considered an officer of the Company.  As such, he shall be entitled to indemnification and other related protections, as described in Article VI of the Company’s Restated Articles of Organization.  These protections include, but are not limited to, coverage under Keane’s Directors & Officers Liability insurance policy.

4.               Compensation and Benefits

a.                                       Base Salary. As compensation for the Executive’s services hereunder during the Employment Period, the Company shall pay to the Executive an annual salary (the “Base Salary”) of not less than $350,000.

b.                                      Annual Bonus.

(i)                                     For each fiscal year, beginning in fiscal year 2007, the Executive shall be eligible for an annual bonus (the “Annual Bonus”).  The target amount of the Annual Bonus (“Bonus Target”) will be 70% of the annual Base Salary.  The actual amount of each year’s Annual Bonus may be less than the Bonus Target or up to 150% of the Bonus Target, depending upon certain performance measures.  The precise amount of the Annual Bonus shall be determined by the Chief Executive Officer subject to approval by the Compensation Committee of the Board. Annual Bonuses are not earned until the close of business on the last business day of Keane’s fiscal year, are based on fiscal year performance and are generally paid in March or April of the following year, subject to the condition precedent that the Executive is employed on the date the Annual Bonus is paid.

(ii)                                  For 2006, the Executive shall receive an Annual Bonus, subject to the condition precedent described in Section 4.b(i), as follows:

(1)                                  75% of the annual bonus earned under the Incentive Compensation Plan in effect immediately before the Executive accepted his new position, subject to the terms and conditions of that Plan; and

(2)                                  No less than $61,250, which amount reflects a guaranteed payment of the 2007 Bonus Target, prorated to reflect the amount of time the Executive is employed by Keane as Senior Vice President, North American Regions and Verticals.

c.                                       Stock.

(i)                                     Within thirty (30) days of the Effective Date, the Executive will be awarded 50,000 shares of restricted stock, subject to the terms and conditions of the applicable stock option plan and restricted stock agreement (the “Shares”).

(ii)                                  In the event that the Executive ceases to be employed by the Company for any reason or for no reason, with or without Cause (the “Employment Termination”), prior to October 3, 2008, the Company shall have the right and option (the “Purchase Option”) to purchase from the Executive, for the amount paid by the Executive per share (the “Option Price”), all or a portion of the Shares as follows:

(1)                                  If the Employment Termination is effective before October 3, 2007, the Company may exercise the Purchase Option for 100% of the Shares;

(2)                                  If the Employment Termination is effective on or after October 3, 2007, but before October 3, 2008, the Company may exercise the Purchase Option for 50% of the Shares; and

(3)                                  The Company’s Purchase Option shall expire on October 3, 2008.

(iii)                               Notwithstanding the above Section 4.c.ii, if the Executive is terminated without Cause (as defined in Section 5.a, below) prior to October 3, 2008, the Company agrees to waive its Purchase Option with respect to the Shares.

(iv)                              Notwithstanding the above Section 4.c.ii, if the Company is subject to a Change-In-Control, as defined in Exhibit A to this Agreement, the Company agrees to waive its Purchase Option with respect to 50% of the then-unvested portion of the Shares.

d.                                      Benefits. During his employment with Keane, the Executive shall be entitled to receive employee benefits (including without limitation medical, life insurance and other welfare benefits and benefits under retirement and savings plans), Company-provided parking and paid vacation, in each case to the same extent as, and on the same terms and conditions as, other similarly situated senior executives of the Company from time to time.

e.                                       Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during his employment with Keane in carrying out his duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

5.               Employment Termination.  The Executive’s employment pursuant to this Agreement may be terminated as follows:

a.                                       For Cause.  At the election of Keane, for “Cause”, immediately upon written notice by Keane to the Executive.  For the purposes of this Agreement, “Cause” for termination shall mean and shall be limited to:

(i)                                     Wrongful misappropriation of the funds or property of the Company;

(ii)                                  Use of alcohol or illegal drugs interfering with the performance of the Executive’s obligations, continuing after written warning of such actions;

(iii)                               Commission of a felony, or of any crime involving moral turpitude, dishonesty, theft or unethical conduct;

(iv)                              Commission of any willful, intentional or grossly negligent act which would reasonably be expected to materially injure the reputation, business or business relationships of the Company or which would bring the Executive or the Company into disrepute, or the willful commission of any act which is a breach of the Executive’s fiduciary duties to the Company;

(v)                                 The deliberate or willful failure by the Executive (other than by reason of the Executive’s physical or mental illness, incapacity or disability) to substantially perform his duties with the Company and the continuation of such failure for a period of 30 days after delivery by the Company to the Executive of Notice specifying the scope and nature of such failure and the Company’s intention to terminate the Executive for Cause;

(vi)                              Commission of any act which constitutes a material breach of the policies of the Company, including but not limited to the disclosure of any confidential information or trade secrets pertaining to the Company or any of its clients; or

(vii)                           Commission of any dishonest act or the making of any dishonest or intentionally misleading statement relating to the business of the Company.

b.                                      Following a Change-In-Control.  At the election of Keane, without Cause or at the election of the Executive, for “Good Reason,” following a Change In Control (as defined in Exhibit A to this Agreement).   For purposes of this Agreement, Good Reason shall mean and be limited to:

(i)                                     The Executive’s title, duties, status, reporting relationship, authority or responsibilities have been materially and adversely affected; or

(ii)                                  The Executive’s compensation, including Base Salary and Bonus Target, has been reduced by 10% or greater; or

(iii)                               If the Executive’s principal place of employment immediately prior to the Change in Control is relocated to a location more than 25 miles from such place of employment.

c.                                       In the Event of Death or Disability.  As used in this Agreement, the term “disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 180 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement.  A determination of disability shall be made by a physician satisfactory to both the Executive and Keane, provided that if the Executive and Keane do not agree on a physician, the Executive and Keane shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

d.                                      At the election of Keane without Cause, upon not less than 90 days’ prior written notice of termination; or

e.                                       At the election of the Executive upon not less than 90 days’ prior written notice of termination.

6.               Effect of Employment Termination

a.                                       For Cause.  If the Executive’s employment is terminated by Keane for Cause pursuant to Section 5.a, Keane shall pay to the Executive the compensation and benefits otherwise payable to him through the last day of his actual employment by Keane.

b.                                      Following a Change in Control.  If the Executive’s employment is terminated by the Company without Cause, as defined in Section 5.a, or by the Executive for Good Reason, as defined in Section 5.b, within one year following a Change in Control (the effective date of any such termination being hereinafter referred to as the “CIC Termination Date”), the Executive shall be entitled to the following severance benefits (and no others):

(i)                                     For a period of twelve (12) months following the CIC Termination Date (the “Salary Continuation Period”), the Company shall continue to pay the Executive the base salary and targeted annual bonus (monthly on a pro rata basis), both at the rate in effect immediately before the CIC Termination Date, except that in the case of a termination by the Executive for Good Reason, disregarding any reduction thereof that was the basis for such termination.

(ii)                                  The CIC Termination Date shall be treated as a qualifying event under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”).   Under COBRA, if the Executive is covered by the group medical and/or dental plan offered by Keane, the Executive and his spouse and dependents are entitled to elect a temporary extension of health and/or dental coverage at group rates in certain instances where coverage under the plan would otherwise end (“Continuation Coverage”).  If the Executive elects Continuation Coverage under COBRA, during the period of such Continuation Coverage, the Executive will be responsible for any contribution required from active employees of the Company under the applicable group medical and/or dental plan.

(iii)                               During the Salary Continuation Period, the Executive shall be entitled to continue participation in the executive financial planning benefit in effect as of the CIC Termination Date.

The Executive shall give the Company Notice of termination specifying which of the foregoing provisions is applicable and the factual basis therefor, and if the Company fails to remedy such material failure, the Executive’s last day of actual employment with Keane shall be the 30th business day after such Notice is given or such other date as the Company and the Executive shall agree.

c.                                       In the Event of Death or Disability.  If the Executive’s employment is terminated by death or because of disability pursuant to Section 5.c, Keane shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation which would otherwise be payable to the Executive up to the end of the month in which the termination of his employment because of death or disability occurs.

d.                                      At the Election of Keane without Cause.  If the Executive’s employment is terminated by Keane without Cause (as defined in Section 5.a) pursuant to Section 5.d:

(i)                                     Keane shall continue to pay the Executive his Base Salary, for twelve (12) months, plus any portion of the 90-day notice period described in Section 5.d that is not provided to the Executive; and

(ii)                                  The last day of the Executive’s actual employment with Keane shall be treated as a qualifying event under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), and the Executive will receive COBRA information under separate cover.  If the Executive elects Continuation Coverage under COBRA, during the period the Executive is receiving base salary continuation payments under this Section 6, he will be responsible for any contribution required from active employees of the Company under said health insurance program.

e.                                       Receipt of severance benefits is conditioned on Executive’s execution and delivery of a separation agreement including a general release of claims, in a form acceptable to the Company, and on Executive’s strict compliance with the provisions of any agreement between the Executive and Keane pertaining to trade secrets, confidential information, works made for hire and inventions, competition, solicitation, hiring, and the return of Company property.

f.                                         At the Election of the Executive.  If the Executive elects to terminate his employment other than for Good Reason following a Change In Control, in accordance with Section 5.e, Keane shall pay to the Executive the compensation and benefits otherwise payable to him through the last day of his actual employment by Keane.

7.               Limitations on Payment of Benefits.

a.                                       Neither the Executive nor Keane shall have the right to accelerate or to defer the delivery of the payments to be made under this Agreement; provided, however, that if the Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and any of the payments to be made to the Executive under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the commencement of the delivery of any such payments will be delayed to the date that is six months after the last day of the Executive’s actual employment with Keane.

b.                                      Gross-Up Payment.

(i)                                     Anything in this or any other Agreement to the contrary notwithstanding, in the event an Executive becomes entitled to any benefits or payments under this Agreement or under any other agreement, plan or arrangement to which the Company and the Executive are parties, including any non-cash benefit or deferred payment or benefit (the “Total Benefits”), which will be subject to a tax imposed by Section 4999 of the Code (the “Excise Tax”) due to classification as an excess parachute payment in accordance with Section 280G of the Code, the Company shall pay to him an additional amount (the “Gross-Up Payment”) such that the net amount retained by him, after reduction of any Excise Tax on the Total Benefits and any federal, state and local income tax, Excise Tax and FICA and Medicare withholding taxes upon the payment provided for by this Section, shall be equal to the Total Benefits.  For purposes of this Gross-Up Payment, the amount of the Excise Tax (if any) imposed on any non-cash benefits or any deferred payment or benefit shall be reasonably determined by the Company, after consultation with its legal and tax advisors.

(ii)                                  For purposes of determining the amount of the Gross-Up Payment, an Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of his residence on the Termination Date, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to him applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by him).

(iii)                               In the event that the Excise Tax is subsequently determined to be less than the amount taken into account for purposes of calculating the Gross-Up Payment, the Executive shall promptly repay to the Company the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the portion of the Gross-Up Payment being repaid by him to the extent that such repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or federal, state or local income taxes) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

(iv)                              In the event that the Excise Tax is determined to exceed the amount taken into account hereunder, the Company shall make an additional Gross-Up Payment to him in respect of such excess (plus any interest, penalties or additions payable by him with respect to such excess) at the time that the amount of such excess is finally determined.

(v)                                 The Gross Up Payment shall be made within two and a half months after the last day of the Executive’s actual employment with Keane; provided, however, that if the Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of Code and any of the payments to be made to the Executive under this Section 4 constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, then the commencement of the delivery of any such payments will be delayed by six months.

(vi)                              The intent of this Section 7.b is to make the Executive whole, to the extent allowed under applicable laws and regulations, such that he is not detrimentally impacted by the imposition of a tax over and above the marginal rate applicable to his Keane-related earnings as a result of a Change In Control.

8.               Obligations and Restrictive Covenants.

All obligations and restrictive covenants as set forth in any existing or future employment agreements, stock option agreements, codes of conduct, or the like, shall remain in full force and effect notwithstanding this Agreement, including but not limited to, provisions and/or restrictions relating to trade secrets, confidential information, works made for hire and inventions, competition, solicitation, hiring, Company property, et cetera, except that any and all such obligations and restrictive covenants shall remain in full force and effect for the entire Salary Continuation Period notwithstanding any shorter period set forth therein.

9.            Notices.

a.                                       Each notice, demand, consent or communication (hereinafter “Notice”) which is or may be required to be given by any party to the other party in connection with this Agreement shall be in writing and given by facsimile, personal delivery, receipted delivery services, or by certified mail, return receipt requested, prepaid and properly addressed to the other party as shown below.

b.                                      Notices shall be effective on the date sent via facsimile, the date delivered personally or by receipted delivery service, or three (3) days after the date mailed:

(i)                                     To the Company:

Legal Department Attn: Corporate Counsel Keane, Inc. 100 City Square Charlestown, MA  02129

(ii)                                To the Executive:

At the residence address most recently filed with the Company.

10.         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party; provided, that Keane may assign its rights, interests or obligations hereunder to: (a) a subsidiary, subdivision or affiliate, provided that Keane shall remain responsible to the Executive for such obligations in the event they are not met by such assignee; or (b) to a person, corporation, organization or other entity that acquires (whether by stock purchase or merger or otherwise) all or substantially all of the business or assets of Keane.

11.         Miscellaneous.

a.                                       This Agreement may be amended or modified only by a written instrument executed by Keane and the Executive.  Notwithstanding anything herein to the contrary, to the extent that the Executive or Keane reasonably believe that Section 409A of the Code will result in adverse tax consequences to the Executive as a result of this Agreement, then the Executive and Keane shall renegotiate this Agreement in good faith in order to minimize or eliminate such tax consequences and retain the basic after-tax economics of this Agreement for the Executive to the extent possible.

b.                                      This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the Commonwealth of Massachusetts.

c.                                       Except in the case of Section 10, above, the term “Keane” or the “Company” shall include Keane, Inc. and any of its subsidiaries,

subdivisions and affiliates.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

d.                                      This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

e.                                       The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

f.                                         The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

g.                                      Keane shall have the right to withhold all applicable income and employment taxes due with respect to any payment made to the Executive under this Agreement.

Executed this 20th day of October, 2006.

By:

/s/ M. Glenn Giles

M. Glenn Giles

Keane, Inc.

By:	/s/ Russell J. Campanello

Russell J. Campanello, Sr. Vice President,
Human Resources